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                                                                     EXHIBIT 2.2

                                   CERTIFICATE

                       FOR RENEWAL AND REVIVAL OF CHARTER

         VENTRA MANAGEMENT, INC., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

         1. The name of this corporation is VENTRA MANAGEMENT, INC.

         2. Its registered office in the State of Delaware is located at 15 West Loockerman Street, City of Dover, Zip Code 19901, County of Kent. The name and address of its registered agent is Agents for Delaware Corporations, Inc.

         3. The date of filing of the original Certificate of Incorporation in Delaware was May 21, 1986.

         4. The date when restoration, renewal and revival of the charter of this company is to commence is the 1st day of March, 1989, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

         5. This corporation was duly organized and carried on the business authorized by its charter until the 28th day of February, A.D. 1989, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation, in accordance with the laws of the State of Delaware.

         IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of Charters.

Myron A. Baker, the last and acting President, and Myron A. Baker, the last and acting Secretary of VENTRA MANAGEMENT, INC., have set their hands to this certificate this 15th day of March, 1994.

Attest:                                /s/ Myron A. Baker
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                                       Last and Acting President

                                       /s/ Myron A. Baker
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                                       Last and Acting Secretary